AMENDMENT NO. 1

TO THE SUBADVISORY AGREEMENT

This Amendment No. 1 (the “Amendment”), made and entered into as of January 26, 2021, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and Schroder Investment Management North America Inc., a Delaware corporation (“Subadviser”), dated March 17, 2020 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend Schedule A of the Agreement.

WHEREAS, the effective date of this Amendment is February 1, 2021.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Schroder Investment Management North America Inc.

By:	/s/ David Weiss	By:	/s/ Mark A. Hemenetz
	Signature		Signature

Name:	David Weiss	Name:	Mark A. Hemenetz
	Printed		Printed

Title:	Assistant Secretary	Title:	Authorized Signatory

		By:	/s/ Philip Middleton
Signature

		Name:	Philip Middleton
Printed

		Title:	Authorized Signatory

AMENDMENT NO. 1

TO THE SUBADVISORY AGREEMENT

SCHEDULE A AS OF FEBRUARY 1, 2021

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]